Exhibit 15.1

Somekh Chaikin	Telephone	972 3 684 8000
KPMG Millennium Tower	Fax	972 3 684 8444
17 Ha'arba'a Street, PO Box 609	Internet	www.kpmg.co.il
Tel Aviv 61006 Israel

Consent of Independent Registered Public Accounting Firm

The Board of Directors
R.V.B. Holdings Ltd. (formerly BVR Systems (1998) Ltd.)

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-125879 and 333-140937) of R.V.B. Holdings Ltd (formerly BVR Systems (1998) Ltd.) of our report dated June 27, 2010, with respect to the consolidated statements of financial position of R.V.B. Holdings Ltd and subsidiaries (“the Company”), as of December 31, 2009 and 2008, and the related consolidated statements of operations, Comprehensive Income (loss), Changes in Equity and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 20-F of R.V.B. Holdings Ltd (formerly B.V.R. Systems (1998) Ltd.)

Our audit report refers to the Company’s sale, on November 19, 2009 the Company sold assets and liabilities which comprised substantially all of its operating business to Elbit Systems Ltd.

Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International
Tel Aviv, Israel

June 27, 2010

Somekh Chaikin, a partnership registered under the Israeli Partnership Ordinance, is the Israeli member firm of KPMG International, a Swiss cooperative.